BioSante Pharmaceuticals, Inc.
 FOR IMMEDIATE RELEASE   Amex: BPA

BioSante Pharmaceuticals Reports Product Development Highlights
and First Quarter 2005 Financial Results

LINCOLNSHIRE, Illinois (May 16, 2005) - BioSante Pharmaceuticals (AMEX: BPA) today reported on certain product development highlights and announced financial results for the first quarter ended March 31, 2005.

“The completion of our pivotal Phase III clinical trial of Bio-E-Gel™ and two key announcements highlighting the use of our CaP nanotechnology represent important progress for BioSante,” said Stephen M. Simes, BioSante’s president and chief executive officer. “We look forward to reporting the results of the Bio-E-Gel trial and continuing the development of our innovative CaP program. We also are working actively on our LibiGel™ Phase III development plan in order to initiate Phase III clinical trials by year-end 2005.”

Product Development Highlights

-- BioSante announced the completion of its 12-week, 483-patient pivotal Phase III clinical trial to evaluate the safety and efficacy of Bio-E-Gel (bioidentical estradiol transdermal gel) for the treatment of moderate-to-severe hot flashes in menopausal women.   BioSante’s multicenter, randomized, double-blind, placebo-controlled trial of Bio-E-Gel was conducted in the United States and Canada.  The study included three doses of Bio-E-Gel to maximize the safety profile by identifying the lowest effective dose.

-- BioSante announced a new manufacturing agreement with a U.S.-based current good manufacturing practices (cGMP) manufacturer for large-scale quantities of its calcium phosphate-based nanotechnology (CaP). The CaP technology will be used to expand testing by a global pharmaceutical company in the development of an oral formulation of a currently marketed injectable protein product.

-- The Company presented new data from a study of BioVant™, the company’s patented calcium phosphate (CaP) nanoparticle technology at the annual World Vaccine Congress in Montreal. The main focus of the presentation was the intranasal mucosal surface delivery of an anthrax vaccine, and highlighted the simultaneous immune enhancement (i.e. immune adjuvant) effects and non-injected vaccine delivery potential of CaP. The anthrax vaccine is being developed under a subcontract with DynPort Vaccine Company for the U.S. Department of Defense.

First Quarter 2005 Financial Overview

BioSante incurred a net loss of approximately $2.8 million or ($0.14) per share for the quarter ended March 31, 2005, compared to a net loss of $2.4 million or ($0.17) per share for the same period in 2004. The increase in the net loss is largely the result of increased research and development expenses incurred primarily as a result of completing the Phase III Bio-E-Gel trial. The Company’s cash, cash equivalents and short-term investments as of March 31, 2005 were approximately $15 million, compared to $8.3 million at March 31, 2004. The Company’s current average cash burn rate of $800,000 per month is expected to remain consistent through 2005.

About BioSante Pharmaceuticals, Inc.
BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. BioSante’s lead products include Bio-E-Gel™ (bioidentical estradiol gel) for the treatment of women with menopausal symptoms, and LibiGel™ (bioidentical testosterone gel) for the treatment of female sexual dysfunction (FSD). The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The company also is developing its calcium phosphate nanotechnology (CAP) for novel vaccines, including biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this press release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed on pages 19 to 31 of BioSante's Form 10-KSB, which discussion also is incorporated herein by reference. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
Phillip Donenberg, BioSante Pharmaceuticals, Inc.; (847) 478-0500; donenber@biosantepharma.com
Ritu S. Baral, The Trout Group LLC; (212) 477-9007 ext 25; rbaral@troutgroup.com
Daniel Budwick, BMC Communications; (212) 477-9007 ext 14; dbudwick@bmccommunications.com